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                                                                    EXHIBIT 99.1

                    Union Planters Corporation Press Release
             dated January 18, 2001 announcing operating results for
               the three and twelve months ended December 31, 2000

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[LOGO]


JANUARY 18, 2001

                   UNION PLANTERS CORPORATION ANNOUNCES RECORD
                    CASH OPERATING EARNINGS OF $461.6 MILLION

         Memphis, TN -- Union Planters Corporation (NYSE: UPC) today reported cash operating earnings for the fourth quarter of 2000 of $116.6 million, or $.86 per diluted share, an increase of 14.7% over the $.75 per diluted share for the same period in 1999. Cash operating earnings exclude goodwill and other intangibles amortization and nonoperating items, net of taxes. Net earnings for the quarter were $103.5 million, or $.76 per diluted share, an increase of 10.1% compared to $.69 per diluted share for the same period in 1999.

         For the full year 2000, cash operating earnings were a record $461.6 million, or $3.38 per diluted share, an increase of 9.7% from the $3.08 per diluted share reported for 1999. These earnings provided a return on average assets of 1.36%, a return on average common equity of 16.50%, and a return on average tangible common equity of 25.26%. Net earnings for 2000 were $409.3 million, or $3.00 per diluted share, an increase of 5.3% over the $2.85 per diluted share reported for 1999.

         "We are pleased to report a record level of earnings per share in 2000," said Jackson W. Moore, Chairman and Chief Executive Officer. "In a year marked by rising interest rates, competitive pricing for bank deposits, and a slowing economy, we delivered solid financial performance and made good progress in several areas. While our net interest margin was down slightly from last quarter, we expect the recent reduction in interest rates to favorably impact our margin over the next several quarters. We continue to generate impressive loan growth while maintaining sound credit

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quality. Our emphasis on noninterest income continues to produce positive results and our operating efficiency ratio for 2000 continued to show improvement. We are focused on what is best for our shareholders, employees, customers, and the communities we serve. Our management team is excited and enthusiastic about our future."

NET INTEREST INCOME

         Net interest income on a fully taxable-equivalent basis for the fourth quarter of 2000 was $309.8 million, down slightly from the $312.7 million posted in the third quarter of 2000 and down 6.2% from the fourth quarter of 1999. For the full year, net interest income was $1.267 billion, down 2.1% from 1999. The quarterly and full-year declines are attributable to the Company being liability-sensitive in an economic environment in which the Federal Funds rate increased from 4.75% in January 1999 to 6.50% at December 31, 2000. These rate increases are fully embedded in the cost of funds and it is anticipated the 50 basis point rate reduction on January 3, 2001 by the Federal Reserve will have a favorable impact over the next several quarters.

         Average loans (excluding FHA/VA loans) were $22.9 billion for the year compared to $20.5 billion for 1999. Excluding loan securitizations and sales in 2000 totaling approximately $776 million, average loans increased approximately 12.7% over last year. The key product drivers of this growth continues to be one-to-four family residential real estate and home equity loans, the total of which increased 14.1% from December 31, 1999 to $7.0 billion at December 31, 2000. Additionally, commercial, financial and agricultural loans, which are largely to small and middle market customers, increased 11.5% to $5.4 billion at December 31, 2000.

         Average deposits were $23.2 billion for the year, down from $25.0 billion for last year. Average deposits for the fourth quarter of 2000 were $23.0 billion. The decline in deposits from last year is due primarily to

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the repricing of higher cost deposits acquired in various acquisitions, reductions in public deposits, and a very competitive pricing environment.

NONINTEREST INCOME

         Noninterest income, net of nonoperating items, for the fourth quarter of 2000 was $144.6 million, an increase of $22.2 million, or 18.1% from the fourth quarter of 1999. For the full year, operating noninterest income increased $53.3 million, or 10.8%.

         The strong growth in operating noninterest income for the year came from several products. The largest increase was the result of a $13.8 million ($6.3 million for the fourth quarter) increase in net revenues from Strategic Outsourcing, Inc. (SOI), a subsidiary acquired in April 2000 that provides professional employment organizational services. Other solid product contributors were service charges on deposit accounts, which increased $12.0 million ($3.5 million for the quarter), bank card income (merchants processing) which increased $10.2 million ($2.0 million for the quarter), and mortgage banking revenues which increased $7.2 million ($7.8 million for the quarter). Operating noninterest income for 2000 increased to 31% of total revenues (net interest income and noninterest income) compared to 28% for 1999.

EFFICIENCY

         Noninterest expense, net of nonoperating items, for the fourth quarter of 2000 was $275.7 million, down $8.5 million or 3.0% from the fourth quarter of 1999. For the full year, operating noninterest expense was $1.091 billion, up slightly from $1.082 billion for 1999.

         The increase in operating noninterest expense was attributable primarily to the SOI acquisition, which increased expenses approximately $8.6 million for the year ($3.9 million for the quarter). Goodwill and other intangibles amortization increased $7.7 million ($41,000 for the quarter) due primarily to the 1999 acquisitions. Excluding the impact of

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these items, noninterest expenses decreased approximately $12.0 million and $8.0 million, respectively, for the fourth quarter and full year 2000.

         The operating efficiency ratio for 2000 was 56.59%, which compared to 57.35% for 1999. For the fourth quarter of 2000, the efficiency ratio was 57.10% compared to 59.21% for the fourth quarter of 1999.

CREDIT QUALITY

         The provision for losses on loans for the fourth quarter of 2000 was $20.1 million, or .34% of average loans, compared to $19.7 million, or .37% of average loans, for the same period last year. For the year, the provision for losses on loans for 2000 was $77.1 million, or .34% of average loans, compared to $74.0 million, or .36% of average loans for last year. Net charge-offs as a percentage of average loans were .36% for 2000 (.42% for the quarter), a decrease from .47% for last year (.68% for the quarter).

         Nonperforming assets were $177.9 million, or .75% of loans and foreclosed properties at December 31, 2000, compared to $167.5 million, or .80% of loans and foreclosed properties, a year earlier and $176.5 million, or .76% of loans and foreclosed properties, at September 30, 2000.

         The allowance for losses on loans totaled $335.5 million at December 31, 2000, equal to 1.42% of loans and 249% of nonperforming loans.

CAPITAL STRENGTH

         Total shareholders' equity was $2.9 billion at December 31, 2000. This represented 8.41% of period-end assets of $34.7 billion. The leverage ratio was 6.53%.

SHARE PURCHASE PLAN

         In February 2000, the Company completed the purchase of 7.1 million common shares under a share purchase plan approved by the Board of Directors in August 1999. On February 17, 2000, the Board of Directors

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authorized the purchase of an additional 7.1 million shares. To date, 1,610,000 shares have been purchased.

THE COMPANY

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 1,065 ATMs and 847 banking offices in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee, and Texas. At June 30, 2000, Union Planters Corporation was the 27th largest bank holding company in the United States based on total assets. The Company's common stock is traded on the New York Stock Exchange under the symbol UPC and is included in the S & P 500 Index.

         This press release contains forward-looking statements relating to management's expectations regarding the impact of the reduction in interest rates on the year 2001. These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Union Planters' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting business and prospects is contained in Union Planters' filings with the Securities and Exchange Commission, specifically "Risk Factors" in the 1999 Annual Report on Form 10-K and "Cautionary Statement Regarding Forward-Looking Information" in Union Planters' 1999 Annual Report to Shareholders.

                                      -O0O-

FOR ADDITIONAL INFORMATION, INCLUDING SUPPLEMENTAL FINANCIAL INFORMATION FOR THE FOURTH QUARTER OF 2000, VISIT UNION PLANTERS' WEB SITE AT http://www.unionplanters.com, ACCESS UNION PLANTERS CURRENT REPORT ON FORM 8-K DATE JANUARY 18, 2001 WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR CONTACT:

BOBBY L. DOXEY
SENIOR EXECUTIVE VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER
(901) 580-4565

                     [TWO PAGE FINANCIAL ATTACHMENT FOLLOWS]

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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               THREE MONTHS ENDED                   YEAR ENDED
                                                                   DECEMBER 31,                     DECEMBER 31,
                                                            -------------------------      ------------------------------
                                                               2000           1999             2000              1999
                                                            ----------     ----------      -----------       ------------
INCOME STATEMENT AMOUNTS
   Net interest income
     Actual                                                 $  301,006     $  321,016      $  1,231,116      $  1,256,531
     Taxable-equivalent basis                                  309,825        330,339         1,266,812         1,294,509
   Provision for losses on loans                                20,121         19,661            77,062            74,045
   Noninterest income
     Investment securities gains                                   304            160               381             2,128
     Other                                                     145,684        122,498           559,021           510,582
   Noninterest expense                                         276,180        277,117         1,102,840         1,076,364
   Earnings before income taxes                                150,693        146,896           610,616           618,832
   Income taxes                                                 47,186         49,546           201,306           208,834
   NET EARNINGS                                                103,507         97,350           409,310           409,998

   NET EARNINGS APPLICABLE TO COMMON SHARES                    103,113         96,929           407,703           408,240

   OPERATING EARNINGS (1)                                      102,951         92,841           407,719           395,146

   CASH OPERATING EARNINGS (2)                                 116,640        105,925           461,557           442,728

PER COMMON SHARE DATA
   Net earnings
             - basic                                        $      .77     $      .69      $       3.02      $       2.88
             - diluted                                             .76            .69              3.00              2.85
   Operating earnings (1)
             - basic                                               .76            .66              3.00              2.77
             - diluted                                             .76            .65              2.98              2.74
   Cash operating earnings (2)
             - basic                                               .86            .75              3.40              3.11
             - diluted                                             .86            .75              3.38              3.08

   Cash dividends                                                  .50            .50              2.00              2.00
   Book value                                                                                     21.53             19.90

BALANCES AT END OF PERIOD
   Loans, excluding FHA/VA government-insured/guaranteed loans                             $ 23,673,951      $ 20,927,187
   Allowance for losses on loans                                                                335,452           342,300
   Nonperforming assets
      Nonaccrual loans                                                                          133,269           127,766
      Restructured loans                                                                          1,512             1,878
      Foreclosed properties                                                                      43,136            37,864
   Loans 90 days past due                                                                        96,662            92,834
   FHA/VA government-insured/guaranteed loans                                                   283,543           519,213
      Nonaccrual                                                                                  3,615             6,613
      90 days past due                                                                          121,303           240,799
   Available for sale investment securities
       Amortized cost                                                                         6,849,457         7,685,096
       Fair value                                                                             6,843,670         7,472,455
       Unrealized loss, net of taxes                                                             (3,841)         (134,217)
   Total assets                                                                              34,720,718        33,280,353
   Total deposits                                                                            23,113,383        23,372,116
   Total shareholders' equity                                                                 2,920,054         2,776,109
   Total common equity                                                                        2,900,363         2,755,234
   Tier 1 capital                                                                             2,175,573         2,139,735

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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               THREE MONTHS ENDED                        YEAR ENDED
                                                                   DECEMBER 31,                          DECEMBER 31,
                                                       ----------------------------------     -------------------------------
                                                            2000                 1999              2000              1999
                                                       -------------       --------------     -------------     -------------
Average Balances
   Loans, excluding FHA/VA government-
      insured/guaranteed loans                         $  23,666,425        $  21,182,056     $  22,882,031     $  20,543,632
   FHA/VA government-insured/
      guaranteed loans                                       294,982              528,806           334,172           597,944
   Investment securities                                   6,941,450            7,766,424         7,266,351         8,137,587
   Earning assets                                         31,194,550           29,855,930        30,810,866        29,676,273
   Total assets                                           34,200,410           33,140,601        33,882,405        32,902,370
   Total deposits                                         22,988,399           24,057,562        23,212,007        25,027,643
   Interest-bearing liabilities                           26,721,762           25,305,421        26,405,567        24,927,137
   Demand deposits                                         3,957,042            4,222,365         4,009,843         4,315,708
   Shareholders' equity                                    2,807,805            2,944,349         2,807,672         2,980,664
   Common equity                                           2,787,969            2,922,896         2,787,431         2,958,346

OTHER SUPPLEMENTAL INFORMATION
   Net earnings
       Return on average assets                                 1.20%                1.17%             1.21%             1.25%
       Return on average common equity                         14.71                13.16             14.63             13.80
   Cash operating earnings (2)
       Return on average assets                                 1.36                 1.27              1.36              1.35
       Return on average common equity                         16.59                14.32             16.50             14.91
       Return on average tangible assets                        1.40                 1.31              1.40              1.38
       Return on average tangible common equity                25.31                21.52             25.26             20.28
   Allowance for losses on loans to loans (3)                                                       1.42                 1.64
   Nonperforming loans to loans (3)                                                                     .57               .62
   Nonperforming assets to loans and
       foreclosed properties (3)                                                                        .75               .80
   Net charge-offs of loans                            $      25,005        $      36,082     $      81,918     $      96,296
   Net charge-offs as a percentage of
      average loans (3)                                          .42%                 .68%              .36%              .47%
   Common shares outstanding (end of
      period, in thousands)                                                                         134,735           138,487
   Weighted average shares outstanding
      (in thousands)
         Basic                                               134,675              140,044           135,171           141,854
         Diluted                                             136,163              141,912           136,656           143,983
   Yield on earning assets (taxable-equivalent
      basis)                                                    8.41%                7.96%             8.32%             7.87%
   Rate on interest-bearing liabilities                         5.21                 4.21              4.91              4.18
   Interest rate spread (taxable-equivalent
       basis)                                                   3.20                 3.75              3.41              3.69
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                                    3.95                 4.39              4.11              4.36
   Shareholders' equity to total assets                                                                8.41              8.34
   Leverage ratio                                                                                      6.53              6.65

(1)      Earnings before nonoperating items, net of taxes

(2) Earnings before goodwill and other intangibles amortization and nonoperating items, net of taxes

(3)      Excludes FHA/VA government-insured/guaranteed loans